SoftNet Announces Stock Buy Back Plan

SAN FRANCISCO--(BUSINESS WIRE)--Aug. 16, 2000--SoftNet Systems, Inc. (Nasdaq:SOFN) today announced that its Board of Directors has authorized a stock repurchase plan of up to 2.6 million shares of its common stock. The plan takes effect today and will be in effect for one year. The company may make these common stock repurchases from time to time in the open market or in private transactions, depending on market conditions.

SoftNet Chairman and Chief Executive Officer, Dr. Lawrence Brilliant, said, "The Board has taken this action as a mark of confidence in the company's future. We had over $196 million in cash and short-term investments and very little debt, as of June 30, 2000. The Board believes the new SoftNet Zone subsidiary, the growth of Intellicom and the decision to manage the ISP Channel for profitability, make the company's shares an attractive investment at current market prices. This share buy back program in no way jeopardizes the funding of SoftNet's current business and development activities." The company also announced that it will hold an investors seminar at its San Francisco headquarters at the beginning of October to brief analysts and investors on its plans for the roll-out of SoftNet Zone.

About SoftNet Systems

SoftNet Systems, Inc. (Nasdaq:SOFN) is a leading global broadband Internet services company. SoftNet's Intellicom subsidiary combines broadband Internet services with sophisticated two-way satellite technology to deliver a complete end-to-end solution for ISPs, schools, government institutions and businesses. Intellicom utilizes state-of-the-art wireless technologies, broadband delivery, data-push, caching and multicasting services to build the Invisible Internet and provide the only viable total solution for interactive, on demand, multimedia content delivery.

SoftNet is also a majority owner and operator of SoftNet Zone, designed to bring broadband Internet services to such locations worldwide as airports, hotels, and convention centers frequented by mobile computing professionals. SoftNet Zone equity partners include CMGI, Compaq and Delta Air Lines. SoftNet Zone technology partners include Nokia and Cisco. Today, SoftNet Zone's airport storefront property, Laptop Lane, is operational in many U.S.-based international airports with contracts for many more in the near term.

SoftNet is also known for its leading-edge entry into the cable Internet access business through its ISP Channel. ISP Channel currently services thousands of cable customers nationwide with two-way broadband data services.

For further information about SoftNet Systems, Inc. and its subsidiaries, please visit www.softnet.com http://www.softnet.com, or call 415/365-2500.

This press release contains forward-looking statements concerning the company's anticipated future operating results, future revenues and earnings or adequacy of future cash flow. (These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," and like expressions, and the negative thereof.) These statements, including the risks attendant to a growing business in a new industry as well as those risks described in the company's Quarterly or Annual Report.

            CONTACT: SoftNet Systems, Inc., San Francisco

            Cindy Wyrick, 415/343-2325
            cwyrick@softnet.com mailto:cwyrick@softnet.com

            KEYWORD: CALIFORNIA
            INDUSTRY KEYWORD: CABLE ELECTRONIC GAMES/MULTIMEDIA INTERNET NETWORKING TELECOMMUNICATIONS PRODUCT